ARTICLES OF AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                                  AMTRAN, INC.

                     Date of Incorporation: October 23, 1984


                  AMTRAN, INC. (hereinafter referred to as the "CORPORATION"), an Indiana corporation existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the "ACT"), desiring to give notice of corporate action effectuating amendment of its
Articles of Incorporation, as previously restated (the "ARTICLES OF INCORPORATION"), certifies the following facts:


                                    ARTICLE I

                                  THE AMENDMENT

     1. NAME. The name of the Corporation following this amendment continues to be Amtran, Inc.

     2. CREATION OF NEW ARTICLE XIII. Upon effectiveness of these Articles of Amendment, the Corporation's Articles of Incorporation shall be amended by adding a new Article XIII, the exact text of which is as follows:


                                  ARTICLE XIII

                     DESIGNATIONS, RIGHTS AND PREFERENCES OF
                            SERIES A1 PREFERRED STOCK

                  The designations, rights, preferences, limitations and restrictions of the shares of Preferred Stock, without par value, to be designated as "Series A1 Preferred Stock" (in addition to those set forth elsewhere in the Corporation's Articles of Incorporation) are hereby fixed as follows:

                  1. NUMBER OF SHARES. The number of shares of Series A1 Preferred Stock shall initially be 500 shares, which number from time to time may be increased or decreased (but not decreased below the number of shares of the series then outstanding) in accordance with the provisions of the Act, subject to the rights of holders of the Series A1 Preferred Stock under Section 8 hereof. Shares of Series A1 Preferred Stock redeemed or purchased by the Corporation, or exchanged for subordinated debt of the Corporation in accordance with the provisions hereof, shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

     2. DEFINITIONS AND CONSTRUCTION. As used in this Article XII,

     (a) "business day" means each day that is not a Saturday, Sunday or other day on which banking institutions in the City of New York are authorized or required by law or executive order to be closed;

     (b) "herein", "hereof", "hereunder" and other like words mean or refer to this Article XII;

     (c) "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation hereafter authorized, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A1 Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation;

     (d) "outstanding", when used with reference to shares of stock, means issued shares, excluding shares held by the Corporation or a subsidiary;

     (e) "Parity Stock" means any class or series of stock of the Corporation authorized, (including but not limited to any preferred stock whether convertible or not, that is issued to an equipment lessor) the terms of which expressly provide that such class or series will rank on a parity with the Series A1 Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation;

     (f) "person" means any corporation, partnership, trust, organization, association or other entity or individual;

     (g) headings are for convenience of reference only and shall not define, limit or affect any of the provisions hereof; and

     (h) references to Sections are to Sections of this Article XII.

     3. DIVIDENDS. The holders of Series A1 Preferred Stock shall be entitled to receive, when and if declared by the Board of Directors, but only out of funds legally available therefor, cumulative cash dividends at the annual rate of 8.44% of the Liquidation Amount (as defined below) (the "DIVIDEND RATE") per share, and no more, payable semiannually in equal amounts of 4.22% of the Liquidation Amount on the 15th day of December and June, respectively, in each year (or if any such date is not a business day, on the next succeeding business day) commencing on June 15, 2001, with respect to the semiannual dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to holders of record on the respective date, not more than 60 nor less than ten days preceding such dividend payment date, fixed for such purpose by the Board of Directors in advance of payment of each particular dividend. Dividends payable on the Series A1 Preferred Stock for any period shorter than a full semiannual period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on shares of Series A1 Preferred Stock shall be cumulative from the last dividend payment date, or if no dividends have been paid on the outstanding shares of Series A1 Preferred Stock, from the date of issuance, whether or not the Corporation has the funds legally available therefor. Accumulations of dividends on the Series A1 Preferred Stock shall bear interest at the Dividend Rate. Interest on accumulations of dividends shall be payable in cash, or at the option of the Corporation, in additional shares of Series A1 Preferred Stock valued at their Liquidation Amount (as defined below).

                  So long as any shares of Series A1 Preferred Stock remain outstanding, the Corporation may not pay or declare any dividend, nor make any distribution on any Junior Stock, other than a dividend payable solely in Junior Stock, and shall not purchase, redeem or otherwise acquire for consideration, directly or indirectly, any Junior Stock (other than as a result of a reclassification of Junior Stock into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), unless (i) all accrued and unpaid dividends (including any interest thereon) on all outstanding shares of Series A1 Preferred Stock have been paid in full and the full dividend thereon for the then current semiannual dividend period shall have been paid or declared and set apart for payment and (ii) all prior redemption requirements with respect to Series A1 Preferred Stock shall have been complied with. When dividends are not paid in full upon the Series A1 Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A1 Preferred Stock and all Parity Stock shall be declared PRO RATA so that the amount of dividends declared per share on the Series A1 Preferred Stock and all such Parity Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Series A1 Preferred Stock and all such Parity Stock bear to each other. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the Series A1 Preferred Stock shall not be entitled to participate therein.

     4. LIQUIDATION RIGHTS.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (any such event being a "LIQUIDATION TRANSACTION") the Series A1 Preferred Stock shall rank prior to any shares of Junior Stock, so that in the event of any Liquidation Transaction, whether voluntary or involuntary, the holders of Series A1 Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of Junior Stock, an amount per share equal to $100,000 per share (the "LIQUIDATION AMOUNT") for each outstanding share of Series A1 Preferred Stock, plus an amount equal to all accrued and unpaid dividends (including any interest thereon) (such sum being referred to as the "LIQUIDATION PREFERENCE" for the Series A1 Preferred Stock).

     (b) If, upon any Liquidation Transaction, the assets of the Corporation, or proceeds thereof, shall be insufficient to pay the full Liquidation Preference to all holders of the Series A1 Preferred Stock, then such assets, or the proceeds thereof, shall be divided and distributed PRO RATA among the holders of the Series A1 Preferred Stock and the holders of any Parity Stock in accordance with the aggregate respective liquidation preferences of the Series A1 Preferred Stock and all such Parity Stock.

     (c) For purposes of this Section 4, any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of assets of the Corporation representing all or substantially all of the assets of the Corporation and its subsidiaries (other than Lockheed 1011 and Boeing 727 aircraft) determined on a consolidated basis in a single transaction or series of related transactions shall be deemed a Liquidation Transaction. Notwithstanding anything contained herein to the contrary, a sale, conveyance, exchange or transfer (for cash, shares of stock, securities, or other consideration) of any or all Lockheed 1011 or Boeing 727 aircraft shall not be deemed a Liquidation Transaction.

     (d) After payment shall have been made in full to all holders of Series A1 Preferred Stock, as provided in this Section 4, the holders of the Junior Stock shall, subject to the respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the shares of Series A1 Preferred Stock shall not be entitled to share therein.

     5. REDEMPTION.


     (a) OPTIONAL REDEMPTION. The Corporation may redeem for cash, in whole at any time, or in part from time to time, the shares of Series A1 Preferred Stock at the time outstanding, upon notice given as hereinafter specified, at the redemption price in effect at the redemption date as provided in this Section 5; PROVIDED, HOWEVER, that prior to the third anniversary of the date of issuance of the Series A1 Preferred Stock, no shares of Series A1 Preferred Stock may be redeemed except as provided in paragraph (b) below or pursuant to Section 9(b) hereof. The redemption price per share shall equal the Liquidation Amount plus all accrued and unpaid dividends (including any interest thereon) and the redemption premium specified below. If redeemed during the 12-month period commencing on the date of issuance of the Series A1 Preferred Stock of the years set forth below the redemption premiums shall be as follows:

                  2003                               4.22%
                  2004                               3.38%
                  2005                               2.53%
                  2006                               1.69%
                  2007 and thereafter       no redemption premium

     (b) REDEMPTION IN THE CASE OF A PUBLIC OFFERING OF COMMON STOCK. Prior to the third anniversary of the date of issuance of the Series A1 Preferred Stock, with the proceeds of one more sales of its Common Stock in a public offering, the Corporation may redeem the shares of the Series A1 Preferred Stock at the time outstanding, in whole at any time, or in part from time to time, upon notice given as hereinafter specified at a price equal to the Liquidation Amount plus all accrued and unpaid dividends (including any interest thereon) plus an amount equal to the Dividend Rate times the Liquidation Amount of the Series A1 Preferred Stock to be redeemed. Sales of the Corporation's Common Stock in a public offering shall include the sale by the Corporation of securities that are convertible, exchangeable or exercisable for Common Stock ("CONVERTIBLE SECURITIES"). The proceeds from such public offerings that the Corporation shall be entitled to use to redeem the Series A1 Preferred Stock in accordance with the terms of this paragraph (b) shall equal the net amount that the Corporation received at the time of issuance of such Convertible Securities; PROVIDED, HOWEVER, that the Corporation shall not be entitled to redeem any shares of Series A1 Preferred Stock with any such proceeds prior to the time the related Convertible Securities are converted, exchanged or exercised for Common Stock.

     (c) MANDATORY REDEMPTION. The Corporation shall redeem any outstanding shares of Series A1 Preferred Stock in equal semiannual installments each December 28 and June 28, beginning on such date in 2010 and ending on such date in 2015 which is the anniversary of the date of the issuance of the Series A1 Preferred Stock for an amount in cash equal to the Liquidation Amount plus all accrued and unpaid dividends (including any interest thereon).

     (d) NOTICE OF REDEMPTION. Notice of every redemption of Series A1 Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they appear in the books of the Corporation. Such mailing shall be at least ten days and not more than 60 days prior to the date fixed for redemption. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given to any holder of Series A1 Preferred Stock designated for redemption, whether or not the shareholder receives such notice by mail. Furthermore, the validity of the proceedings for the redemption of any shares of Series A1 Preferred Stock of any shareholder shall not be affected by any defect in any notice given to any other shareholder. Such notice shall set forth

     (A) the time and date for the redemption;

     (B) the number of shares to be redeemed and if less than all shares of Series A1 Preferred Stock held by a holder are to be redeemed, the number of such holder's shares to be redeemed;

     (C) the redemption price;

     (D) the place or places where certificates for the shares are to be surrendered for redemption; and

     (E) that dividends on the shares to be redeemed will cease to accrue on the redemption date (unless the Corporation shall default in redeeming the shares on the redemption date.

     (e) REDEMPTIONS IN PART. In case of any redemption of only a part of the shares of Series A1 Preferred Stock at the time outstanding, the redemption may be PRO RATA, by lot or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable as set forth in a certificate of the Secretary or Assistant Secretary of the Corporation filed with the transfer agent or agents for the Series A1 Preferred Stock. The Board of Directors shall have full power and authority, subject to the provisions herein contained, to prescribe the terms and conditions upon which Series A1 Preferred Stock shall be redeemed from time to time.

     (f) EFFECT OF REDEMPTION. If notice of redemption shall have been duly given, and if on or before the redemption date specified therein all funds necessary for such redemptions shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the PRO RATA benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, on and after such redemption date, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof, without interest. Any funds so deposited and unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment thereof.

     Any funds so deposited or set aside by the Corporation which shall not be required for such redemption because of the exercise of any right of exchange by the Corporation set forth in Section 6 below subsequent to the date of such deposit shall be released or repaid to the Corporation forthwith.

  6. EXCHANGE FOR EXCHANGE NOTES.

     (a) OPTIONAL EXCHANGE FOR EXCHANGE NOTES. On any dividend payment date or as otherwise provided in Section 9(b) hereof, upon notice given in accordance with paragraph (b) below, the Corporation may, at its option, in whole, but not in part, exchange all outstanding shares of Series A1 Preferred Stock for subordinated notes of the Corporation, the terms of which are set forth in Annex B to the Purchase and Investor Rights Agreement dated as of December 13, 2000 between the Corporation and Boeing Capital Corporation (the "EXCHANGE NOTES"). The Exchange Notes shall be issued under the Indenture dated as of December 11, 1998, among the Corporation, the Guarantors named therein and First Security Bank, as trustee, as the same may be amended from time to time or under an indenture having substantially the same terms (in either case, the "INDENTURE"). Holders of outstanding shares of Series A1 Preferred Stock shall be entitled to receive for each share of Series A1 Preferred Stock held, an Exchange Note, the principal amount of which shall equal the Liquidation Amount plus any accrued and unpaid dividends (including any interest thereon) through the date of exchange of the shares of Series A1 Preferred Stock for which it is exchanged (the "EXCHANGE AMOUNT"). Notwithstanding anything foregoing to the contrary, Exchange Notes shall only be issued in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof. Any holder that as a result of such exchange would have been entitled to receive Exchange Notes the aggregate principal amount of which would not have equaled $1,000 or integral multiples thereof shall be entitled to receive an amount in cash equal to the difference between the Exchange Amount and the aggregate principal amount of the Exchange Notes to be issued to such holder. Such amount shall be payable to any such holder at the time the Exchange Notes are issued or shall have been set aside for the payment thereof.

     (b) NOTICE OF EXCHANGE. Notice of the exchange of all outstanding shares of Series A1 Preferred Stock for Exchange Notes shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the Series A1 Preferred Stock at their respective last addresses as they appear on the books of the Corporation. Such mailing shall be at least ten days and not more than 60 days prior to the date fixed for the exchange (the "EXCHANGE DATE"). Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the shareholder receives such notice by mail. Such notice shall set forth

     (A) the Exchange Date;

     (B) the place or places where certificates for the shares are to be surrendered for exchange;

     (C) that dividends on the shares to be exchanged shall cease to accrue on the Exchange Date (unless the Corporation shall default in issuing the Exchange Notes on the Exchange Date or in making the any required payment in connection with such exchange); and

     (D) the aggregate principal amount of Exchange Notes that shall be issued in exchange for the outstanding shares of Series A1 Preferred Stock.

     (c) EFFECT OF EXCHANGE. Notwithstanding that any certificate for shares of Series A1 Preferred Stock shall not have been surrendered for cancellation upon the Exchange Date set forth in the notice described in paragraph (b) above, on and after such Exchange Date, all shares of Series A1 Preferred Stock shall be deemed no longer outstanding and all rights with respect to such shares shall forthwith on such Exchange Date cease and terminate.

     7. STATUS OF SHARES. Upon any redemption, repurchase, exchange or other acquisition by the Corporation of shares of Series A1 Preferred Stock, the shares of Series A1 Preferred Stock, so redeemed, repurchased, exchanged or acquired shall be retired and canceled and shall not be available for reissuance.

     8. VOTING RIGHTS. (a) The holders of shares of the Series A1 Preferred Stock shall not have the right to vote on or consent to any matter as shareholders of the Corporation, except as required by applicable law or as otherwise provided below. All matters on which the holders of the Series A1 Preferred Stock have the right to vote may be approved at an annual or special meeting by holders of the minimum number of shares of Series A1 Preferred Stock that would be required to approve a matter if all shares were present and voting at a meeting called to consider such matter or may be approved by one or more written consents signed by all of the holders of shares of Series A1 Preferred Stock.

     (b) The consent of holders of at least a majority of the outstanding shares of Series A1 Preferred Stock (voting separately as a class but excluding from any calculation any shares of Series A1 Preferred Stock held by the Corporation or any subsidiary thereof), shall be necessary to amend, alter or repeal any of the provisions of this Article XIII of the Articles of Incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of the shares of Series A1 Preferred Stock then outstanding.

     (c) If at any time the equivalent of three semiannual dividends payable on the outstanding shares of Series A1 Preferred Stock are accrued and unpaid, whether or not consecutive and whether or not declared, the holders of all outstanding shares of Series A1 Preferred Stock, voting as a single class, together with the holders entitled to vote all other series of preferred stock of the Corporation that rank PARI PASSU with or senior to the Series A1 Preferred Stock and have similar voting rights, shall be entitled to elect at the next annual meeting of shareholders of the Corporation 25% of the directors to the Corporation's Board of Directors, but no less than three directors (or such greater number as shall be provided in any other series of preferred stock that shall at the time be entitled to vote with the Series A1 Preferred Stock to elect directors). The proportion of the total vote of all holders of preferred stock entitled to vote for such directors attributable to the holders of the Series A1 Preferred Stock shall be based on the percentage the aggregate Liquidation Amount for all outstanding shares of Series A1 Preferred Stock bears to the aggregate liquidation amounts of all other shares of preferred stock entitled to vote. Such directors shall serve until all accumulated and unpaid dividends have been paid or declared and funds sufficient for their payment have been set aside therefor.

     (d) In the event that Moody's Investors Service, Inc. ("MOODY'S") or Standard and Poor's Corporation ("S&P") shall advise the Corporation in writing that its senior unsecured credit rating will be reduced to C1 (in the case of Moody's) or C+ (in the case of S&P) as a result of (i) the acquisition by the Corporation or a subsidiary of the assets and liabilities of a third party in a single transaction or a series of related transactions, the net asset value of which equals 10% or more of the Corporation's net consolidated assets as set forth in its most recent publicly available balance sheet; or (ii) a merger with a third party in a single transaction or a series of related transactions involving either the acquisition or disposition of 10% or more of the Corporation's consolidated net assets as set forth in its most recent publicly available balance sheet (in either case, a "MATERIAL TRANSACTION") then, unless the Corporation shall offer to purchase all shares of Series A1 Preferred Stock then outstanding at a price equal to their Liquidation Amount plus all accrued and unpaid dividends (including any interest thereon) and shall purchase any and all shares of Series A1 Preferred Stock tendered pursuant to such offer prior to or concurrently with the consummation of the Material Transaction, the affirmative vote of at least a majority of the Series A1 Preferred Stock shall be required prior to the consummation of the Material Transaction (voting separately as a single class but excluding from any calculation any shares held by the Corporation or any subsidiary thereof) given in person or by proxy at any annual meeting or special meeting of shareholders called for such purpose. Notwithstanding anything foregoing to the contrary, a Material Transaction shall not include any sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of any or all Lockheed 1011 or Boeing 727 aircraft.

     (e) For the  avoidance  of  doubt,  except as  otherwise  set forth in this
Section 8 or as required by law, the holders of the Series A1 Preferred Stock shall not have the right to vote or consent with respect to (i) the increase or decrease in the amount of authorized capital stock of any class, other than capital stock that is of the same class as the Series A1 Preferred Stock, (ii) the authorization, creation (by way of reclassification or otherwise) or issuance by the Board of Directors of any series of Preferred Stock that will rank subordinate to the Series A1 Preferred Stock as to dividend distributions and distributions upon the liquidation, winding up or dissolution of the Corporation or any obligation or security convertible into or exercisable for or exchangeable into or evidencing a right to purchase, shares of any series of Preferred Stock that will rank subordinate to the Series A1 Preferred Stock or the issuance by the Board of Directors of any previously authorized class of capital stock of the Corporation that will rank subordinate to the Series A1 Preferred Stock, or (iii) any merger, acquisition, disposition or share exchange involving the Corporation where no shareholder vote is otherwise required or pursuant to which the holders of the Series A1 Preferred Stock receive cash at least equal to the Liquidation Amount.

     (f) The consent of holders of at least a majority of the outstanding shares of Series A1 Preferred Stock (voting separately as a class but excluding from any calculation any shares of Series A1 Preferred Stock held by the Corporation or any subsidiary thereof) given in person or by proxy, at any annual meeting or special meeting of the shareholders called for such purpose, shall be necessary to (i) increase the authorized number of shares of Series A1 Preferred Stock and
(ii) to authorize, create (by way of reclassification or otherwise) or issue by the Board of Directors of any series of Preferred Stock that will rank PARI PASSU with or senior to the Series A1 Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Corporation or any obligation or security convertible into or exercisable for or exchangeable into or evidencing a right to purchase shares of any series of Preferred Stock that will rank PARI PASSU with or senior to the Series A1 Preferred Stock or issue by the Board of Directors of any previously authorized class of capital stock of the Corporation that will rank PARI PASSU with or senior to the Series A1 Preferred Stock.

     9. TAX TREATMENT OF SERIES A1 PREFERRED STOCK. (a) The Corporation will treat the Series A1 Preferred Stock as equity for federal income tax purposes and expects that holders of Series A1 Preferred Stock will be entitled to the 70% dividends-received deduction that is set forth in Section 243(a)(1) of the Internal Revenue Code of 1986, as amended (the "CODE"). In the event that within the period between December 28, 2000 and June 28, 2002 one or more amendments to the Code are enacted that reduce the percentage (the "DRD PERCENTAGE") of the dividends-received deduction set forth in Code Section 243(a)(1) (or any successor provision) below 70%, the Corporation shall, unless otherwise prohibited  by law,  pay to  holders  of the  outstanding  shares  of  Series A1
Preferred Stock such additional dividends ("ADDITIONAL AMOUNTS") as may be necessary to ensure that the amount of any dividend payments such shareholders are entitled to receive net of any U.S. Federal income tax liability arising in respect of such payments, equal the net after-tax amount that would have remained in the absence of such reduction in the DRD Percentage. Notwithstanding the foregoing, the Corporation shall only be required to pay such additional amounts to the extent of any change in the DRD Percentage from 70% to a DRD Percentage of not less than 50% and for purposes of this paragraph, the DRD Percentage shall be deemed to be 50% if the actual DRD Percentage is reduced below 50%. For purposes of this paragraph, it shall be assumed that dividends paid to corporate holders of Series A1 Preferred Stock will be subject to the highest marginal tax rate applicable to corporations.


     (b) Notwithstanding anything contained herein to the contrary, if the Corporation has or will become obligated to pay additional amounts pursuant to paragraph (a) above with respect to the Series A1 Preferred Stock, the Corporation may at its option, in its sole discretion, at any time either (i) redeem all outstanding shares of Series A1 Preferred Stock at their Liquidation Amount plus all accrued and unpaid dividends (including any interest thereon) to the date of redemption or (ii) exchange each outstanding share of Series A1 Preferred Stock for an Exchange Note, the principal amount of which equals the Exchange Amount. With respect to any redemption pursuant to this paragraph (b), the procedures for redemption set forth in Section 5 hereof shall apply, and with respect to any exchange, the procedures for the issuance of Exchange Notes set forth in Section 6 hereof shall apply.


                                   ARTICLE II

                  The foregoing amendment was adopted on December 28, 2000.


                                   ARTICLE III

                           MANNER OF ADOPTION AND VOTE

     Section 1. ACTION BY DIRECTORS. The amendment set forth above was adopted by the Board of Directors of the Corporation and shareholder action was not required.


                                   ARTICLE IV

                       COMPLIANCE WITH LEGAL REQUIREMENTS

     The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the Bylaws of the Corporation.




     IN WITNESS WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed and verified by a duly authorized officer, acting for and on behalf of such Corporation; and the undersigned verifies subject to the penalties of perjury that the facts contained herein are true this 28th day of December, 2000.





AMTRAN, INC.

  by /s/ Brian T. Hunt

    -----------------------------
        Name:  Brian T. Hunt
        Title: Secretary